Warner-Lambert Stockholders Approve Share Increase for Stock Split; Company Affirms Plans to Maintain and Manage Tetra for the Long-Term

      PARSIPPANY, N.J., April 23, 1996 -- At Warner-Lambert Company's annual meeting here today, company stockholders approved an increase in the number of authorized shares of common stock from 300 million to 500 million shares. This enables the Company to enact a two-for-one split of its outstanding common stock, as authorized by its Board of Directors in January, 1996.
      The split will apply to all shares of record held at the close of business on May 3, 1996.
      The Board today also declared a regular quarterly dividend of 34.5 cents per share of common stock, payable on June 10, 1996, to stockholders of record on May 3, 1996. The dividend is the equivalent of a quarterly dividend of 69 cents a share before adjusting for the split.
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